Exhibit 99.1

PSB Announces Quarterly Earnings of $.47 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced September 2009 quarterly earnings of $.47 per share on net income of $738,000 compared to earnings of $.57 per share on net income of $883,000 during the most recent June 2009 quarter and $.14 per share on net income of $221,000 during the prior year September 2008 quarter.  The decline in September 2008 net income was due to a write down of PSB’s investment in Federal National Mortgage Association (“FNMA”) preferred stock of $991,000.  September 2008 quarterly net income prior to the special FNMA charge would have been $821,000, or $.53 per share

President Knitt commented, “2009 net income trends have been adversely impacted by higher provision for estimated loan losses and much higher FDIC insurance expenses.  Year to date earnings per share for the nine months ended September 2009 were $1.68 on net income of $2,627,000 compared to $1.84 per share on net income of $2,842,000 during 2008 if the FNMA stock loss was excluded.”

“Income gains in mortgage banking and improved net interest margin seen during 2009 have not yet been reflected in the bottom line due to much higher loan loss provisions and FDIC insurance expenses.  To highlight this increase in operating income, before all provision for estimated loan losses and FDIC insurance expense, PSB’s operating net income is 43% higher than 2007 and 33% higher than in 2008 (also disregarding the 2008 FNMA stock loss).

Knitt continued, “Like virtually all banks, some of our loan customers continue to struggle with meeting their payment obligations during this slow economy.  However, strong core earnings have allowed us to provide for potential losses and we have increased our allowance for loans losses from 1.25% of gross loans at September 2008 to 1.54% of loans at the most recent quarter-end.  PSB has performed well during the current recession, and our year to date return on stockholders’ equity through September 2009 of 8.41% is expected to continue to be in the top 1/3 of our peer group of publicly traded small banks in the United States with assets between $500 million and $1 billion.”

Knitt also noted, “During the September 2009 quarter, we completed foreclosure on a large problem loan, which represents $5.8 million of total foreclosed assets at quarter-end.  PSB will sell all or a portion of the property at public auction on November 14.  We remain confident buyers will see the value in the property containing a premier lakefront estate in addition to four lakefront homes and 10 undeveloped lakefront lots on a private peninsula with 4,500 feet of frontage at Rest Lake in Manitowish Waters, Wisconsin.  Sale of the property is expected to significantly improve our capital position relative to nonperforming assets at year-end.”

Return on average assets was .50% and .16% (.59% excluding the FNMA loss) during the quarters ended September 30, 2009 and 2008, respectively.  Return on average stockholders’ equity was 6.94% and 2.32% (8.62% excluding the FNMA loss) during the quarters ended September 30, 2009 and 2008, respectively.

Return on average assets was .61% and .56% (.70% before the FNMA loss) during the nine months ended September 30, 2009 and 2008, respectively.  Return on average stockholders’ equity was 8.41% and 7.87% (9.98% before the FNMA loss) during the nine months ended September 30, 2009 and 2008, respectively.

Balance Sheet Growth

Total assets were $586.6 million at September 30, 2009 compared to $570.5 million at December 31, 2008 and $557.8 million at September 30, 2008, increasing $28.8 million or 5.2% during the past twelve months.  Net loans receivable increased $9.1 million to $433.7 million at September 30, 2009 compared to $424.6 million at December 31, 2008, and increased $15.3 million, or 3.7%, compared to net loans of $418.4 million at September 30, 2008.  Loan growth has come from commercial loans, including commercial real estate loans, while residential mortgage loans held for investment have declined as some borrowers refinanced into the secondary market.  Since December 31, 2008, foreclosed assets have increased $6.3 million, including a $5.8 million foreclosed asset added during the September 2009 quarter.

Total deposits at September 30, 2009 were $443.1 million compared to $427.8 million at December 31, 2008 and $416.8 million at September 30, 2008.  Since September 30, 2008, local deposits have grown $12.5 million, or 3.6%, to $358.7 million, with the remaining $13.8 million of deposit growth seen in wholesale and brokered deposits.  Increased local deposits have come in the Reward Checking product, a high yield retail checking account while retail certificates of deposit have decreased.  All wholesale funding, including brokered deposits, FHLB advances, and other borrowings was $165.6 million, $155.5 million, and $161.3 million, at September 30, 2009, December 31, 2008, and September 30, 2008, respectively.  Wholesale funding to total assets was 28.2%, 27.3%, and 28.9% at September 30, 2009, December 31, 2008, and September 30, 2008, respectively.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $800,000 in the September 2009 quarter compared to $600,000 in the most recent June 2009 quarter and $285,000 in the prior year September 2008 quarter.  Total provision for loan losses during nine months ended September was $2.1 million and $555,000 during 2009 and 2008, respectively.  The provision for loan losses increased dramatically during 2009 from an increase in nonperforming loans as well as internal assessments of currently performing loans with factors that increase the risk for future delinquency.

Annualized net charge-offs increased during the September 2009 quarter to .45% compared to .16% in the most recent June 2009 quarter and .04% during the September 2008 quarter.  Year to date, annualized net charge offs were .25% and .04% of average loans during 2009 and 2008, respectively.  At September 30, 2009, the allowance for loan losses was $6,801,000 or 1.54% of total loans compared to $5,521,000, or 1.28% of total loans at December 31, 2008, and $5,296,000, or 1.25% of total loans at September 30, 2008.

Nonperforming assets increased $1,804,000, or 12.3%, to $16.5 million at September 30, 2009 compared to $14.7 million at June 30, 2009, and increased $4,668,000, or 39.4%, compared to $11.9 million at December 31, 2008.  Nonperforming loans declined $5.8 million during the September 2009 quarter due to foreclosure of a large land development loan now reflected as foreclosed assets but increased $1.8 million from the addition of new nonaccrual borrowers.  Total nonperforming assets were 2.82% of total assets at September 30, 2009 compared to 2.08% of total assets at December 31, 2008 and September 30, 2008.

At September 30, 2009, PSB’s internal credit grading system identified 21 separate loan relationships totaling $8.6 million against which $1.6 million in specific loan loss reserves were recorded.  Excluding the large currently foreclosed land development property then included with nonaccrual loans, at December 31, 2008, PSB’s internal credit grading system identified 14 separate loan relationships totaling $1.8 million against which $610,000 in loan loss reserves were recorded.  PSB expects to see continued deterioration in credit quality in its commercial portfolio as the local economy contracts and impacts locally owned small to mid market businesses which make up its customer base.  These factors are likely to increase the level of nonperforming assets in future quarters.

Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  At September 30, 2009, $399,000 of customer interest payments were recognized as reductions to nonaccrual loan principal.  Nonperforming assets are shown in the following table.

Non-Performing Assets as of	September 30,		December 31,
(dollars in thousands)	2009	2008	2008

Nonaccrual loans	$ 9,104	$ 10,299	$ 10,590
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	620	637	748

Total nonperforming loans	9,724	10,936	11,338
Foreclosed assets	6,803	680	521

Total nonperforming assets	$ 16,527	$ 11,616	$ 11,859

Nonperforming loans as a % of gross loans	2.21%	2.58%	2.64%
Total nonperforming assets as a % of total assets	2.82%	2.08%	2.08%

Capital and Liquidity

During the nine months ended September 30, 2009, stockholders’ equity increased $3.1 million, or 7.8%, from retained net income of $2.1 million (net of $550,000 of dividends paid) and an increase in unrealized gain on securities available for sale of $1 million after taxes.  Net book value per share at September 30, 2009 was $27.60, an increase of 11.7% over net book value of $24.71 at September 30, 2008.  Unrealized gains on securities contributed approximately 47% of the increase in net book value per share during this period.  During the September 2009 quarter, average tangible stockholders’ equity was 6.89% of average assets compared to 6.97% of assets during the June 2009 quarter and 6.91% of assets during the September 2008 quarter.

On July 1, 2009, PSB closed its $7 million 8% Senior Subordinated Notes issue and contributed the net proceeds to its subsidiary, Peoples State Bank.  While the Notes are reflected as debt on the Consolidated Balance Sheets, the debt is reclassified as Tier 2 equity capital (but not tangible equity) for banking regulatory purposes.  PSB was considered “well capitalized” under current banking regulation at September 30, 2009 as in prior quarters.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At September 30, 2009, unused (but available) wholesale funding was approximately $237 million, or 40% of total assets, compared to $118 million, or 21% of total assets at December 31, 2008.  The increase in wholesale funding availability during 2009 was primarily due to PSB’s acceptance by the Federal Reserve to participate in their “Borrower in Custody” program in which performing commercial and commercial real estate loans are pledged against potential short-term Discount Window advances.  Since the pledged commercial related loans were unencumbered and not generally accepted as collateral for other borrowing lines, the $100 million of additional borrowing capacity provided by the Discount Window program significantly increased the amount of wholesale funds unused and available.

Net Interest Margin

Tax adjusted net interest income totaled $4,337,000 during the September 2009 quarter compared to $4,375,000 in the June 2009 quarter and $3,707,000 in the September 2008 quarter  Year to date tax adjusted net interest income was $13,028,000 through September 30, 2009 compared to $11,253,000 during 2008, an increase of 15.8%.  Approximately $1,030,000 of the increase was from growth in earning assets over the prior year’s quarter and approximately $745,000 was from an increase in net interest margin from 2.96% during the nine months ended September 30, 2008 to 3.19% during 2009.

Net margin decreased from 3.23% in the June 2009 quarter to 3.09% in the September 2009 quarter.  Although the decline in interest bearing deposits and time deposits cost of .15% was greater than the decline in loan yields of .12%, the yield on the taxable securities portfolio declined .36% to 4.54% during the quarter.  Investment security reinvestment rates remain low and securities yields are expected to continue to decline during the upcoming quarter.  In addition,  new senior subordinated notes interest costs contributed to higher cost of interest bearing funding.  In the coming quarter, other borrowings interest costs will increase as certain floating rate repurchase agreement funding resets to higher fixed rates.  However, stable loan yields and declining funding costs are expected to keep net margin levels similar to that during the September 2009 quarter.

Noninterest and Fee Income

Total noninterest income for the quarter ended September 30, 2009 was $1,203,000 compared to $21,000 earned during the September 2008 quarter.  During September 2008, PSB recorded a $991,000 charge to recognize permanent impairment in value of its investment in FNMA preferred stock.  If this loss was excluded, total noninterest income during the quarter ended September 30, 2008 would have been $1,012,000.  Excluding the prior year’s FNMA stock loss, quarterly noninterest income increased $191,000, or 18.9%.

The majority of the quarterly increase was from mortgage banking income, which increased $139,000, or 59.7%.  Intervention by various United States Treasury programs and open market mortgage related asset purchases by the Federal Reserve since December 2008 have dramatically lowered long-term residential mortgage rates, contributing to a wave of mortgage refinancing during 2009.  However, the income from mortgage loan refinancing continues to diminish as mortgage banking income was $372,000, 496,000, and $757,000 during the quarters ended September 30, June 30, and March 31, 2009, respectively.

Operating Expenses

Total noninterest expenses increased $358,000, or 11.2%, during the September 2009 quarter to $3,553,000 compared to total noninterest expenses of $3,195,000 during the September 2008 quarter.  The majority of the increase was due to increased FDIC insurance expense of $133,000 and a $125,000 payment related to the auction of foreclosed properties.  An increase in salaries and employee benefits contributed to the remainder of the increase in quarterly expenses.

During nine months ended September 30, 2009, total noninterest expenses were $10.8 million compared to $9.5 million during 2008, an increase of $1,282,000, or 13.5%.  FDIC insurance expenses were the most significant reason for increased expense rising $611,000.  Salaries and benefits increased $532,000 as rising health insurance and incentive plan costs increased average wages and benefits per employee by 9.0%.  The increase in loss on foreclosed assets made up the remaining expense increase compared to 2008.

In addition to increased regular quarterly insurance premiums, during the June 2009 quarter the FDIC charged an industry wide special assessment equal to 5 basis points (.05%) of total assets to recapitalize the FDIC insurance fund in light of ongoing and expected bank failures.  This special assessment increased PSB’s FDIC insurance expense by $264,000 during the nine months ended September 2009.  Most recently, the FDIC has proposed collecting all estimated premiums through December 2012 in one prepayment due in December 2009.  If finalized, PSB estimates this prepayment to be $2.8 million which will be amortized as FDIC insurance expense during the next three years.  Due to deposit growth and potential increases in the FDIC assessment rate, PSB expects FDIC insurance expense to be greater in future years than seen during 2009.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions referred to under “Forward - Looking Statements” in Item 1 of PSB’s Form 10-K for the year ended December 31, 2008.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

		Quarter ended – Unaudited
	September 30,	June 30,	March 31,	December 31	September 30,
Earnings and dividends:	2009	2009	2009	2008	2008

Net income	$ 738	$ 883	$ 1,006	$ 1,059	$ 221
Basic earnings per share(3)	$ 0.47	$ 0.57	$ 0.65	$ 0.68	$ 0.14
Diluted earnings per share(3)	$ 0.47	$ 0.57	$ 0.65	$ 0.68	$ 0.14
Dividends declared per share(3)	$ –	$ 0.35	$ –	$ 0.34	$ –
Net book value per share	$ 27.60	$ 26.47	$ 26.53	$ 25.76	$ 24.71
Semi-annual dividend payout ratio	n/a	28.90%	n/a	41.12%	n/a
Average common shares outstanding	1,559,314	1,559,314	1,559,198	1,548,898	1,548,898

Balance sheet - average balances:

Loans receivable, net of allowances	$ 432,237	$ 429,104	$ 421,029	$ 415,468	$ 405,578
Total assets	$ 588,180	$ 575,743	$ 569,372	$ 559,932	$ 551,077
Deposits	$ 441,741	$ 429,849	$ 427,490	$ 420,856	$ 413,848
Stockholders’ equity	$ 42,184	$ 42,118	$ 41,072	$ 38,668	$ 37,884

Performance ratios:

Return on average assets(1)	0.50%	0.62%	0.72%	0.75%	0.16%
Return on avg. stockholders’ equity(1)	6.94%	8.41%	9.93%	10.90%	2.32%
Average tangible stockholders’ equity
to average assets(4)	6.89%	6.97%	6.88%	6.87%	6.91%
Net loan charge-offs to average loans(1)	0.45%	0.16%	0.15%	0.10%	0.04%
Nonperforming loans to gross loans	2.21%	3.11%	2.82%	2.64%	2.58%
Allowance for loan loss to gross loans	1.54%	1.47%	1.41%	1.28%	1.25%
Nonperforming assets to tangible equity	40.76%	36.99%	32.14%	30.84%	30.64%
Net interest rate margin(1)(2)	3.09%	3.23%	3.26%	3.02%	2.84%
Net interest rate spread(1)(2)	2.76%	2.90%	2.94%	2.64%	2.45%
Service fee revenue as a percent of
average demand deposits(1)	2.76%	2.64%	2.68%	3.01%	3.13%
Noninterest income as a percent
of gross revenue	14.18%	16.45%	15.80%	12.78%	0.29%
Efficiency ratio(2)	64.13%	65.62%	59.66%	61.53%	85.70%
Noninterest expenses to avg. assets(1)	2.40%	2.66%	2.42%	2.23%	2.31%

Stock price information:

High	$ 23.00	$ 23.75	$ 18.75	$ 20.75	$ 25.75
Low	$ 18.00	$ 17.00	$ 14.40	$ 14.40	$ 22.50
Market value at quarter-end	$ 19.50	$ 23.50	$ 18.75	$ 14.40	$ 22.50

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders’ equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data – unaudited)	2009	2008	2009	2008

Interest and dividend income:
Loans, including fees	$ 6,162	$ 6,113	$ 18,511	$ 18,850
Securities:
Taxable	782	818	2,398	2,511
Tax-exempt	333	349	1,020	1,021
Other interest and dividends	2	30	5	88

Total interest and dividend income	7,279	7,310	21,934	22,470

Interest expense:
Deposits	2,174	2,850	6,758	8,917
FHLB advances	564	654	1,730	1,893
Other borrowings	160	205	513	701
Senior subordinated notes	142	–	199	–
Junior subordinated debentures	113	113	340	340

Total interest expense	3,153	3,822	9,540	11,851

Net interest income	4,126	3,488	12,394	10,619
Provision for loan losses	800	285	2,100	555

Net interest income after provision for loan losses	3,326	3,203	10,294	10,064

Noninterest income:
Service fees	388	412	1,076	1,175
Mortgage banking	372	233	1,625	841
Gain on sale of loan	–	–	122	–
Investment and insurance sales commissions	116	105	360	303
Loss on write down of FNMA preferred stock	–	(991)	–	(991)
Loss on disposal of premises and equipment	–	(5)	(98)	(14)
Increase in cash surrender value of life insurance	103	97	306	277
Other noninterest income	224	170	622	549

Total noninterest income	1,203	21	4,013	2,140

Noninterest expense:
Salaries and employee benefits	1,933	1,732	5,725	5,193
Occupancy and facilities	415	467	1,400	1,479
Loss on foreclosed assets	151	5	174	50
Data processing and other office operations	239	246	723	717
Advertising and promotion	88	76	266	251
FDIC insurance premiums	206	73	801	190
Other noninterest expenses	521	596	1,670	1,597

Total noninterest expense	3,553	3,195	10,759	9,477

Income before provision (credit) for income taxes	976	29	3,548	2,727
Provision (credit) for income taxes	238	(192)	921	485

Net income	$ 738	$ 221	$ 2,627	$ 2,242
Basic earnings per share	$ 0.47	$ 0.14	$ 1.68	$ 1.45
Diluted earnings per share	$ 0.47	$ 0.14	$ 1.68	$ 1.45

PSB Holdings, Inc.
Consolidated Balance Sheets
September 30, 2009 unaudited, December 31, 2008 derived from audited financial statements

(dollars in thousands, except per share data) – Unaudited	2009	2008
Assets

Cash and due from banks	$ 7,771	$ 12,307
Interest-bearing deposits and money market funds	3,519	865

Cash and cash equivalents	11,290	13,172

Securities available for sale (at fair value)	105,275	102,930
Loans held for sale	175	245
Loans receivable, net of allowance for loan losses	433,676	424,635
Accrued interest receivable	2,372	2,195
Foreclosed assets	6,803	521
Premises and equipment, net	10,289	10,929
Mortgage servicing rights, net	1,151	785
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	10,385	9,969
Other assets	1,911	1,855

TOTAL ASSETS	$ 586,577	$ 570,486

Liabilities

Non-interest-bearing deposits	$ 57,701	$ 54,233
Interest-bearing deposits	385,373	373,568

Total deposits	443,074	427,801

Federal Home Loan Bank advances	51,068	65,000
Other borrowings	30,198	25,631
Senior subordinated notes	7,000	–
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,474	4,423

Total liabilities	543,546	530,587

Stockholders' equity

Preferred stock – no par value: Authorized – 30,000 shares	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized - 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,559,314 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,548,898 shares		1,751
Additional paid-in capital	5,592	5,856
Retained earnings	38,405	36,328
Accumulated other comprehensive income	2,487	1,450
Treasury stock, at cost – 192,117 and 202,533 shares, respectively	(5,204)	(5,486)

Total stockholders’ equity	43,031	39,899

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 586,577	$ 570,486

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended September 30,

		2009			2008
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 438,775	$ 6,201	5.61%	$ 410,696	$ 6,146	5.95%
Taxable securities	68,294	782	4.54%	62,992	824	5.20%
Tax-exempt securities(2)	36,011	505	5.56%	36,297	529	5.80%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	10,100	2	0.08%	5,181	30	2.30%

Total(2)	556,430	7,490	5.34%	518,416	7,529	5.78%

Non-interest-earning assets:
Cash and due from banks	9,832			10,636
Premises and equipment, net	10,364			11,172
Cash surrender value ins.	10,263			9,597
Other assets	7,829			6,374
Allowance for loan losses	(6,538)			(5,118)

Total	$ 588,180			$ 551,077

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 105,989	$ 369	1.38%	$ 89,345	$ 442	1.97%
Money market deposits	76,727	264	1.37%	71,248	390	2.18%
Time deposits	203,274	1,541	3.01%	200,904	2,018	4.00%
FHLB borrowings	59,595	564	3.75%	64,052	654	4.06%
Other borrowings	24,613	160	2.58%	23,013	205	3.54%
Senior subordinated notes	7,000	142	8.05%	–	–	0.00%
Junior subordinated debentures	7,732	113	5.80%	7,732	113	5.81%

Total	484,930	3,153	2.58%	456,294	3,822	3.33%

Non-interest-bearing liabilities:
Demand deposits	55,751			52,351
Other liabilities	5,315			4,548
Stockholders’ equity	42,184			37,884

Total	$ 588,180			$ 551,077

Net interest income		$ 4,337			$ 3,707
Rate spread			2.76%			2.45%
Net yield on interest-earning assets			3.09%			2.84%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Nine months ended September 30,

		2009			2008
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 433,601	$ 18,620	5.74%	$ 400,263	$ 18,942	6.32%
Taxable securities	66,477	2,398	4.82%	64,347	2,527	5.25%
Tax-exempt securities(2)	36,841	1,545	5.61%	35,464	1,547	5.83%
FHLB stock	3,250	–	0.00%	3,159	-	0.00%
Other	5,274	5	0.13%	4,232	88	2.78%

Total(2)	545,443	22,568	5.53%	507,465	23,104	6.08%

Non-interest-earning assets:
Cash and due from banks	11,602			10,070
Premises and equipment, net	10,577			11,123
Cash surrender value ins.	10,128			9,184
Other assets	6,159			5,830
Allowance for loan losses	(6,103)			(5,003)

Total	$ 577,806			$ 538,669

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 103,563	$ 1,084	1.40%	$ 88,787	$ 1,445	2.17%
Money market deposits	72,174	724	1.34%	71,470	1,269	2.37%
Time deposits	203,997	4,950	3.24%	191,357	6,203	4.33%
FHLB borrowings	61,768	1,730	3.74%	61,872	1,893	4.09%
Other borrowings	25,454	513	2.69%	25,357	701	3.69%
Senior subordinated notes	3,283	199	8.10%	–	–	0.00%
Junior subordinated debentures	7,732	340	5.88%	7,732	340	5.87%

Total	477,971	9,540	2.67%	446,575	11,851	3.54%

Non-interest-bearing liabilities:
Demand deposits	53,367			49,617
Other liabilities	4,699			4,424
Stockholders’ equity	41,769			38,053

Total	$ 577,806			$ 538,669

Net interest income		$ 13,028			$ 11,253
Rate spread			2.86%			2.54%
Net yield on interest-earning assets			3.19%			2.96%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.